EXHIBIT 10.1

May 8, 2017

To:

Xenon Pharmaceuticals Inc.

Attention: Simon Pimstone, President and Chief Executive Officer

3650 Gilmore Way

Burnaby, BC

V5G 4W8

Xenon Pharmaceuticals Inc.

Attention: General Counsel and Corporate Secretary

3650 Gilmore Way

Burnaby, BC

V5G 4W8

Re:Collaborative Research and License Agreement between Xenon Pharmaceuticals Inc. (“Xenon”) and Genentech, Inc. (“GNE”) together with F. Hoffmann-La-Roche Ltd (“Roche”) (GNE and Roche, collectively, “Genentech”), made as of December 22, 2011, as amended (the “Agreement”)

Dear Simon,

Further to our recent discussions and in accordance with Section 16.14 of the Agreement, and in consideration of the premises and mutual covenants contained herein, Xenon and Genentech agree as follows:

1.

This letter agreement (the “Letter Agreement”) shall clarify and amend certain provisions of Agreement and specifically makes reference to the Letter Amendment #4 to the Agreement, dated May 13, 2015 (the “Amendment #4”).

2.	Definitions. Except as specifically defined herein, capitalized terms used in this Letter Agreement shall have the same meaning as ascribed to such terms in the Agreement.

3.	Patent Filing and Prosecution regarding NaV1.6 Research Program. Section 9 of the Amendment #4 shall be replaced in its entirety by the following new Section 9:

“9.PATENT FILING AND PROSECUTION. NaV1.6 Research Program.

a.

Should Xenon wish to file a patent application for NaV1.6 IP ("NaV1.6 Patent Filing") Xenon shall inform in writing to an individual designated in writing by Genentech (e.g., Genentech's outside counsel) of its intention to file such application and in confidence shall specify with particularity the subject matter of the application, including for composition of matter applications directed to new small molecule compounds [†] disclosed in the application.  Xenon shall provide Genentech with a complete copy of the specification and claims of the NaV1.6 Patent Filing it intends to file in order to facilitate the review process (“Final Draft NaV1.6 Patent Filing”).

b.

Genentech shall have [†] ([†]) [†] from the receipt of the Final Draft NaV1.6 Patent Filing by such an individual designated by Genentech to inform Xenon's Alliance Manager in writing as to whether Genentech wishes to coordinate with Xenon on the filing of the NaV1.6 Patent Filing with a filing of a patent application related to Compounds.

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

c.

Upon such notification by Genentech, the Parties shall coordinate and cooperate in good faith to ensure the disclosure and timing of any such NaV1.6 Patent Filing would not adversely affect the validity of claims in (i) any Patent Rights covering Compounds that are being Prosecuted by Genentech and/or (ii) any Patent Rights covering Compounds that Genentech reasonably anticipates Prosecuting following such notification by Genentech (each (i) and (ii) hereinafter referred to as "Genentech Compound Patents"),  provided that, such process of coordination and cooperation shall, subject to Section 9.d below, not delay the filing of Xenon's NaV1.6 Patent Filing for a timeframe greater than [†] ([†]) [†] following receipt of Genentech's notification that it wishes to coordinate with Xenon on such filing.

d.

If Xenon amends the scope of a Final Draft NaV1.6 Patent Filing at any point subsequent to its provision of the Final Draft NaV1.6 Patent Filing to Genentech, Xenon shall promptly provide Genentech with a complete copy of the amended specification and claims of the revised Final Draft NaV1.6 Patent Filing.  Xenon shall not file a NaV1.6 Patent Filing until [†].  Genentech will make [†] efforts in good faith to timely review and provide consent to Xenon’s NaV1.6 Patent Filing.

e.

Thereafter, during the further Prosecution of NaV1.6 Patent Filings, Xenon shall keep Genentech informed as to the Prosecution of all NaV1.6 Patent Filings such that Genentech has [†] to review and comment upon any documents intended for submission to any patent office.  Xenon shall not and shall not permit any Third Party on its behalf to cite or characterize (i) Xenon Background Patent Rights, (ii) Genentech Background Patent Rights,  (iii) Patent Rights comprised in Collaboration IP, or (iv) Patent Rights covering Compounds developed independently by Genentech, in such Prosecution of NaV1.6 IP Patent Filings without Genentech's prior review, comment, and written permission, provided that such comments by Genentech shall be promptly delivered to Xenon's Alliance Manager, and further provided that such written permission by Genentech will not be withheld or delayed except in circumstances where such citation or characterization would adversely affect the validity of claims of Genentech Compound Patents, in which case the Parties will enter into good faith discussions respecting the NaV1.6 IP Patent Filing(s) at issue, and will devote [†] efforts to finding a [†] compromise that would allow Xenon to continue its Prosecution of such NaV1.6 Patent Filing(s).”

4.	General.

a.	Except as specifically provided above in this Letter Agreement, the Agreement remains in full force and effect.

b.

Any rights and obligations of the Parties set out in this Letter Agreement which, from the context hereof, are intended to survive any termination or expiration of the Agreement shall survive any such termination or expiration.

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

By the signatures below, the Parties have caused this Letter Agreement to be executed by their respective duly authorized officers to be effective as of May 8, 2017.

XENON PHARMACEUTICALS INC.

By:	/s/ Dr. Robin Sherrington
Name:	Dr. Robin Sherrington
Title:	SVP, Business & Corporate Development

GENENTECH, INC.

By:	/s/ James Sabry
Name:	James Sabry
Title:	SVP, Genentech Partnering

F. HOFFMANN-LA ROCHE LTD

By:	/s/ Stefan Arnold
Name:	Stefan Arnold
Title:	Head Legal Pharma

By:	/s/ Dr. Urs Schleuniger
Name:	Dr. Urs Schleuniger
Title:	Head Chugai and Basel Alliance & Asset Management

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION